SCHEDULE 14A INFORMATION

             Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No.       )

            Filed by the Registrant [X]
            Filed by a party other than the Registrant [ ]

            Check the appropriate box:
            [  ] Preliminary Proxy Statement
            [  ] Confidential, for use of the Commission Only (as
                  permitted by Rule 14a-6(e)(2))
            [X ] Definitive Proxy Statement
            [  ] Definitive Additional Materials
            [ ] Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                          POMEROY COMPUTER RESOURCES, INC.

                  (Name of Registrant as Specified in its Charter)

              (Name of Person(s) Filing Proxy Statement, if other than
                                     Registrant)

            Payment of Filing Fee (Check the appropriate box):
            [X]  No fee required.
            [ ] Fee computed on table below per Exchange Act Rules 14a-
                 6(i)(4) and 0-11
                1)   Title of each class of securities to which
                      transaction applies:
                2)   Aggregate number of securities to which
                     transaction applies:
                3) Per unit price or other underlying value of transaction computed pursuant to
                     Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
                4)   Proposed maximum aggregate value of transaction:
                5)   Total fee paid:

            [ ]  Fee paid previously with preliminary materials.

            [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

                 1)   Amount Previously Paid:

                 2)   Form, Schedule or Registration Statement No.:

                 3)   Filing Party:

                 4)   Date Filed:

                Pomeroy Computer Resources, Inc.
                1020 Petersburg Road
                Hebron, Kentucky 41048

                         Notice Of Annual Meeting Of Stockholders

                Notice is hereby given that the Annual Meeting of Stockholders of Pomeroy Computer Resources, Inc. will be held at 1020 Petersburg Road, Hebron, KY 41048 on Wednesday, June 25, 1997 at 10:00 A.M., E.D.T. for the following purposes:

                1.      To elect six directors, and;
                2.      To   amend    Article   Fourth    of   the
                        Certificate of Incorporation of the Company to increase the number of authorized shares of common stock, $0.01 par value, from 10,000,000 to 15,000,000 and;

                3.      To approve  an increase  in the  number of
                        shares of Common Stock reserved for issuance under the Company's 1992 Outside Directors' Stock Option Plan from 123,750 shares to 175,000 shares, and;

               4. To transact such other business as may be properly brought before the meeting and any and
                        all     adjournments thereof.

                 Stockholders of record at the close of business on May 12, 1997 will be entitled to notice of and to vote at the meeting.

                 Stockholders are cordially invited to attend the meeting. Please complete, execute and return the enclosed proxy card in the enclosed envelope whether or not you plan to attend so that your shares may be represented at the meeting. If you attend the meeting, you may revoke your proxy and vote in person if you choose.

                 By Order of The Board of Directors


                 Edwin S. Weinstein, Secretary
                 Dated: May 27, 1997

                                      PROXY STATEMENT

                             Solicitation and Voting of Proxies

                   This Proxy Statement  is furnished  in connection  with
                 the solicitation of proxies by the Board of Directors of Pomeroy Computer Resources, Inc., a Delaware corporation (the "Company") for use at the Annual Meeting of Stockholders, which will be held Wednesday, June 25, 1997 at 10:00 A.M., E.D.T., at 1020 Petersburg Road, Hebron, KY 41048 and at any and all adjournments of that meeting for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. This Proxy Statement and the enclosed proxy card are being sent to stockholders on or about May 27, 1997. The Company's principal executive offices are located at 1020 Petersburg Road, Hebron, KY 41048.


                   Shares represented  by  properly executed  proxy  cards
                 received by the Company at or prior to the meeting will be voted according to the instructions indicated on the proxy card. Unless contrary instructions are given, the persons named on the proxy card intend to vote the shares so represented for the election of the nominees for director named in this Proxy statement and for the proposals described herin. As to any other business which may properly come before the meeting, the persons named on the proxy card will vote according to their best judgment.

                    A proxy card may  be revoked at any  time before it  is
                 voted at the meeting by filing with the corporate secretary an instrument revoking it, by a duly executed proxy bearing a later date, or by voting in person by ballot at the meeting.

                    Only stockholders of record at the close of business on
                 May 12, 1997 will be entitled to the notice of and to vote at the meeting. On that date, there were 7,507,956 common shares outstanding and entitled to vote, and each such share is entitled to one (1) vote on each matter to be considered. Stockholders do not have cumulative voting rights in the election of directors.

                    A majority of the votes entitled to be cast on  matters
                 to be considered at the meeting constitutes a quorum. If a share is represented for any purpose at the meeting, it is deemed to be present for quorum purposes and for all other matters. Abstentions and shares held of record by a broker or its nominee ("Broker Shares") that are voted on any matter are included in determining the number of votes present or represented at the meeting. The specific vote requirements for the proposals being submitted to stockholder vote at the Annual Meeting are set forth under the description of each proposal in this Proxy Statement.

                    The expense of this solicitation  will be borne by  the
                 Company. In  addition,  arrangements  may  be  made  with
                 brokerage  firms  and  other   custodians,  nominees  and
                 fiduciaries to forward solicitation material for the Annual Meeting to beneficial stockholders and the Company will reimburse these institutions for their expense in so doing.

                      COMMON STOCK OWNED BY CERTAIN BENEFICIAL OWNERS
                          AND BY DIRECTORS AND EXECUTIVE OFFICERS

              The following table sets forth  certain information, as of  April
            30, 1997, with respect to each person known to the Company to be the beneficial owner of more than five percent of its outstanding shares of common stock, $0.01 par value ("Common
            Stock"), and information with respect to the beneficial ownership of its common stock by each Director, each Named Executive
            Officer (as defined on page 14), and by the Directors and executive officers of the Company as a group.

                                                     Amount & Nature of
            Name                                   Beneficial Ownership (1)  % of Class
            David B. Pomeroy, II                         1,670,877 (2)         21.96%

            Stephen E. Pomeroy                              33,332 (3)           *

            Richard C. Mills                                94,648 (4)          1.25%

            James C. Eck                                    11,500 (5)           *

            Edwin S. Weinstein                              78,436 (6)          1.05%

            James H. Smith, III                             13,075 (7)           *

            David  W. Rosenthal                             10,493 (8)           *

            Michael E. Rohrkemper                           19,276 (9)           *

            Kenneth R. Waters                                   -                -

            Pomeroy Computer Resources, ESOP               57,129 (10)           *

            Directors and all Executive
            Officers as  a Group (10 individuals)       1,885,586 (11)      23.95%
            * Less than one percent (1%)

           (1) The "Beneficial Owner" of a security includes any person who shares voting power or investment power with respect to such security or has the right to acquire beneficial ownership of such security within 60 days based solely on information provided to the Company.
            (2)  Includes 15,091 shares owned by his spouse as to which Mr.
               Pomeroy disclaims beneficial ownership. Also includes 103,750 shares issuable upon exercise of stock options and 57,129 shares owned by the ESOP. See note (10) below. Of the 57,129 shares owned by the ESOP, Mr. Pomeroy disclaims beneficial ownership except as to the 23,989 shares allocated to his account which shares he has the right to vote under the Plan with respect to certain matters. Mr. Pomeroy's address is 1020 Petersburg Road, Hebron, KY. 41048.
            (3)  Includes 27,750 shares of Common Stock issuable upon exercise of stock options and 137 shares held by the ESOP allocated to the account of Mr. Pomeroy which shares he has the right to vote under the Plan with respect to certain matters.
            (4)Includes 94,497 shares of Common Stock issuable upon exercise of stock options and 151 shares held by the ESOP allocated to the account of Mr. Mills, which shares he has the right to vote under the Plan with respect to certain matters.
            (5)  Includes 10,000 shares of Common Stock issuable upon exercise of stock options.
            (6)  Includes a total of 16,000 shares issuable upon exercise of stock options, 57,129 shares owned by the ESOP and excludes 11,297 shares owned by his spouse as to which he disclaims beneficial ownership. See note (10) below. Of the 57,129 shares owned by the ESOP, Mr. Weinstein disclaims beneficial ownership except as to the 3,179 shares allocated to his account which shares he has the right to vote under the Plan with respect to certain matters.
            (7)  Includes 12,250 shares issuable upon exercise of stock options.
            (8) Includes 1,800 shares of Common Stock owned by his spouse,  43 shares held by the ESOP allocated to the account of his spouse (which shares she has the right to vote under the Plan with respect to certain matters) and 500 shares issuable upon the exercise of stock options, as to which Dr. Rosenthal disclaims beneficial ownership. Includes 4,386 shares of Common Stock issuable upon exercise of stock options.
            (9) Includes 165 shares  of Common Stock held by Rohrkemper &
               Ossege Ltd., a partnership in which Mr. Rohrkemper has a 60% interest. Also includes 17,500 shares of Common Stock issuable upon exercise of stock options.

            (10)The trustees of the ESOP are David B. Pomeroy, II and Edwin S.
                Weinstein, both officers of the Company who
               have voting control over the 57,129 shares of Common Stock held in the ESOP in certain situations. In December 1996 the Board of Directors took action to initiate proceedings to terminate the ESOP which is expected to become effective during fiscal 1997.
            (11) Includes all the shares owned by Pomeroy Computer Resources
                  ESOP.

                                   ELECTION OF DIRECTORS

              Six   directors  are to  be  elected  at the  Annual  Meeting  of
            Stockholders, each to serve until the next annual meeting and until his successor shall have been elected and qualified. Each of the following nominees is presently a member of the Board of Directors. The election of each nominee for director requires the affirmative vote of the holders of a plurality of the shares of common stock cast in the election of directors. The proxy solicited hereunder will be voted, unless otherwise instructed, for the election of the six nominees named below. If, for any unforeseen reason, any nominee should become unavailable, the proxies will exercise their discretion in voting for a substitute. The Board of Directors recommends that the stockholders vote for the six nominees for director named below. The following contains information relating to each nominee for election to the Board of Directors:
                                                            Year
                                                            First
            Name, Age, Principal Occupation for            Elected
            Last Five Years; and Directorships            A Director
            Public Corporations

                 David B. Pomeroy II, 47, is                1992
            Chairman of the Board, President and
            Chief Executive Officer of the Company.
            Mr. Pomeroy was a founder of the first
            of the Company's predecessor businesses
            ("the Pomeroy Companies") in 1981.
            Mr. Pomeroy controlled the Pomeroy
            Companies until their reorganization
            into Pomeroy Computer Resources in 1992
            and has served as Chairman of the
            Board, President and Chief Executive
            Officer since 1992.

                 Edwin S. Weinstein, 50, is Vice            1992
            President of Finance, Treasurer, and
            Secretary of the Company. Mr. Weinstein
            has been with the Pomeroy Companies in
            substantially his present capacity
            since 1983.

                 James H. Smith, III, 46, has been          1992
            a Director of the Company since April
            1992. He is a Shareholder in the law
            firm of Lindhorst & Dreidame Co.,
            L.P.A., Cincinnati, Ohio, where he has
            practiced law since 1979. Lindhorst &
            Dreidame acts as outside general
            counsel to the Company.

                 David W. Rosenthal, 44, has been a         1992
            Director of the Company since April
            1992. He  is a Professor of Marketing
            at Miami University, Oxford, Ohio, a
            position he has held for sixteen years.
            Dr. Rosenthal also served as a
            consultant with Stratvertise, a
            marketing, research and strategic
            consulting firm since 1975.

                 Michael E. Rohrkemper, 50, has             1993
            been a Director of the Company since
            July 1993. He is a certified public
            accountant and has been a partner in
            the accounting firm of Rohrkemper and
            Ossege Ltd. since January 1991.

                 Kenneth E. Waters, 45, became a            1997
            Director of the Company in April 1997
            and provides consulting services to the
            Company. Mr. Waters has worked in the
            computer industry since 1977. Most
            recently, he has been an industry
            consultant, serving as such from
            February 1995 until present as well as
            from April 1993 to August 1993 and
            January 1991 to August 1992. From
            September 1993 to January 1995, Mr.
            Waters was the President of MicroAge
            Inc., a computer reseller. From
            September 1992 to March 1993, Mr.
            Waters was the President and CEO of
            Power Up Software, a software
            manufacturer. From July 1978 to
            September 1988, Mr. Waters was employed
            by Vanstar (then known as
            ComputerLand), holding various
            management positions, with his last
            position being CEO. Mr. Waters was also
            a Director of Vanstar from September
            1987 to July 1989.

               There is no family relationship among the foregoing persons.

             There were three meetings of the Board of Directors in 1996. Each member of the Board of Directors attended at least seventy-five percent (75%) of the aggregate of the total number of meetings of the Board and committees on which he served.

              PROPOSAL TO AMEND ARTICLE FOURTH OF THE COMPANY'S CERTIFICATE OF
            INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON
                                           STOCK

                                        Introduction

                 The   Company's   Certificate   of   Incorporation   currently
            authorizes the issuance of 10,000,000 shares of Common Stock, $.01 par value per share ("Common Stock"), and 2,000,000 shares of Preferred Stock, $.01 par value per share ("Preferred Stock"). In May 1997, the Board of Directors adopted a resolution proposing to amend the Certificate of Incorporation to increase the number of authorized shares of Common Stock from 10,000,000 to 15,000,000, subject to stockholder approval of the amendment. As of May 12, 1997, the Company had 7,507,956 shares of Common Stock outstanding. No shares of Preferred Stock are currently outstanding. Of the 2,492,044 shares of Common Stock which are currently authorized but unissued, 1,023,750 shares are reserved for future issuance under the Company's stock option plans, of which approximately 382,178 shares are covered by outstanding options and approximately 641,572 shares are available for granting options. Accordingly, the Company currently has approximately 1,468,294 shares available for other purposes. If the Proposal to increase the number of shares reserved for the 1992 Outside Directors' Stock Option Plan from 123,750 shares to 175,000 shares is approved, but the proposed amendment to the Certificate of Incorporation is not approved, then, of the 2,492,044 shares of Common Stock which are currently authorized but unissued, 1,075,000 shares would be reserved for future issuance under the Company's stock option plans, of which 692,822 shares would be available for granting options, and 1,417,044 shares would be available for other purposes.

                                     Proposed Amendment

                 The proposed amendment will be effected  by deleting Section A of Article Fourth of the Company's Certificate of Incorporation, and substituting a new Section A of Article Fourth, as follows:

                "FOURTH:
                  A. General Authorization. The aggregate number of shares of capital stock  which  the  Corporation is  authorized  to
                      issue   is   Seventeen   Million   (17,000,000)   shares,
                      consisting of:

                    1.    Fifteen  Million  (15,000,000)  shares  of
                          common stock having a par value of one cent ($.01) per share; and
                    2.    Two   Million   (2,000,000)    shares   of
                          preferred stock having a par value of one cent ($.01) per share."

                            Purpose and Effect of the Amendment

                 The  Board  believes  that  the  increase  in  the  number  of authorized shares of Common Stock is in the best interest of the Company and its stockholders. The purpose of the Amendment is to ensure the availability of shares of Common Stock without the delay and expense of obtaining further stockholder approval, subject to certain situations where stockholder approval may be required under Delaware law or the rules of any exchange on which the Company's securities are traded.

                 The availability of additional authorized  but unissued shares will provide the Company with the flexibility to issue Common Stock for corporate purposes as the Board may determine in its discretion including, without limitation, acquisitions, stock distributions, stock dividends or splits, anti-takeover provisions, and the raising of additional capital. The Board has no present plans to issue any of the proposed additional authorized shares except as provided under the Company's employee benefit plans including to increase the number of shares of Common Stock reserved under the 1992 Outside Directors' Stock Option plan as described in the next proposal below (Item #3).

                 While the Company  has no  specific plans  to issue  shares in connection with an acquisition, the Company continually seeks to identify and evaluate potential acquisition candidates. Typically, the consideration paid by the Company for an acquired company includes a combination of cash, Common Stock, notes payable and
            earn-out compensation.   Thus, the Company  anticipates that  to
            the extent that it completes acquisitions in the future, shares of Common Stock will be issued in connection with such acquisitions.

                 The proposed amendment  to increase  the number  of authorized shares of Common Stock could, under certain circumstances, have an anti-takeover effect. In the event of a hostile attempt to take over control of the Company, the availability of authorized and unissued shares of Common Stock may enable the Board of Directors to issue shares of Common Stock to one or more other persons, or to stockholders of the Company pursuant to a ``Rights Plan", as described herein. Such issuance of shares could dilute the voting power of other outstanding shares and/or increase the potential cost to acquire control of the Company.

                 While the  Board has  not decided  to utilize any  shares for anti-takeover purposes, the Board does intend to review its current situation to determine whether it has adequate means of defending potentially coercive or inadequately priced takeover attempts in order to improve the Board's bargaining position and to afford the Board sufficient time to develop better alternatives for the stockholders. One of a number of proposals that the Board of
            Directors will likely consider is a Rights Plan. While the specific terms of a Rights Plan vary, typically, a Rights Plan involves: (i) an initial distribution of a rights dividend on the outstanding Common Stock of the Company; (ii) the rights are not exercisable and not separately tradable unless triggered by takeover activity; (iii) the rights are usually redeemable for nominal consideration although the right to redeem the rights often expires upon the occurrence of certain takeover-related events; and
            (iv) the rights which are held by the acquiring party become void.

                 The proposed  amendment,  therefore, may  have  the effect  of discouraging unsolicited takeover attempts. By potentially discouraging initiation of any such unsolicited takeover attempt, the proposed amendment may limit the opportunity for the Company's stockholders to dispose of their shares at the higher price generally available in takeover attempts or that may be available under a merger proposal. Further, if used for such anti-takeover purposes, the proposed amendment may have the effect of permitting the Company's current management, including the current Board of Directors, to retain its position, and place it in a better position to resist changes that stockholders may wish to make if they are dissatisfied with the conduct of the Company's business. However, the Board of Directors is not aware of any attempt to take control of the Company. Further, the primary purpose of the proposed amendment is to increase the number of authorized shares so that there is a sufficient number of shares for acquisitions and to continue to issue stock and stock options under the Company's existing employee benefit plans.

                 Under  the   Company's  Certificate   of  Incorporation,   the
            Company's stockholders do not have preemptive rights with respect to Common Stock. Thus, should the Board of Directors elect to issue additional shares of Common Stock, existing stockholders would not have any preferential rights to purchase shares. In addition, depending on the nature and terms of future transactions in which any additional shares are issued, the issuance could have a dilutive effect on the earnings per share, voting power, and/or share holdings of current stockholders.

                 The Board of Directors  recommends that the  stockholders vote for approval of the proposed amendment of the Company's Certificate of Incorporation as described above.

              Approval of such amendment will require the affirmative vote of a majority of the outstanding Common Stock. Holders of shares of Common Stock have no rights of appraisal or similar rights of dissenting stockholders with respect to the proposed increase in the number of authorized shares of common stock. The persons named in the enclosed form of Proxy have advised that it is their intention to vote each Proxy for such proposal unless a contrary decision is indicated on the Proxy.

                     PROPOSAL TO INCREASE THE NUMBER OF SHARES RESERVED
              FOR ISSUANCE UNDER THE 1992 OUTSIDE DIRECTORS' STOCK OPTION PLAN

              On February 13, 1992 the Board of Directors and the  stockholders of the Company adopted the 1992 Outside Directors' Stock Option Plan ( the "Directors' Plan"). The purpose of the plan is to encourage outside directors of the Company to acquire or increase their ownership of common shares on reasonable terms, to foster a strong incentive for outside directors to put forth maximum effort for the continued success and growth of the Company, to aid in retaining such individuals who put forth such efforts and to assist in attracting the best available individuals to serve as directors of the Company in the future. The Directors' Plan became effective February 13, 1992 and will terminate ten years from that date. Pursuant to the Directors' Plan, an option to purchase 10,000 common shares is automatically granted on the first day of the initial term of an outside director. Thereafter, an option to purchase an additional 2,500 common shares will automatically be granted upon the first day of each consecutive year of service on the Board of Directors. The exercise price of the options will be the fair market value of the shares on the date the option is granted. The options may be exercised after one year from the date of grant for not more than one-third of the shares subject to the option and an additional one-third of the shares subject to the option may be exercised for each of the next two years thereafter. To the extent not exercised, options granted under the Directors' Plan will expire five years after the date of grant except upon termination of the director's service on the Board, in which case the option may be exercised within three months of the date of such termination (but not beyond the term of the option) and, except upon death of the director in which case the option may be exercised by the deceased director's legatee, personal representative or distributee within one year of the date of death (but not beyond the term of the option).

              In 1995 the Board  of Directors and  stockholders of the  Company increased the shares of Common Stock reserved for issuance under the Directors' Plan from 50,000 shares of Common Stock to 75,000 shares of Common Stock. During 1995 and 1996, the number of reserved shares was increased as a result of a stock dividend in 1995 and a stock split in 1996 to 123,750 shares of Common Stock reserved for issuance. At April 30, 1997, options to purchase 44,136 shares of Common Stock were outstanding. Because of the addition of a fourth outside director to the Board of Directors and the obligation to issue additional options each year as outside directors continue to serve, the Board of Directors believes that additional shares should be reserved for issuance under the Directors' Plan. Outside directors will receive no new plan benefits as a result of the amendment.

              The proposal is to increase the number of shares of Common  Stock reserved for issuance under the Directors' Plan from 123,750 shares to 175,000 shares. The Board of Directors recommends that the stockholders vote in favor os this proposal.

            Assuming the presence of a quorum at the Annual Meeting, approval of this proposal will require the affirmative vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote at the Annual Meeting. The persons named in the enclosed form of Proxy have advised that it is their intention to vote each Proxy for such proposal unless a contrary decision is indicated on the Proxy.

                           COMMITTEES OF THE BOARD OF DIRECTORS;
                                      DIRECTOR'S FEES

            The Company has a standing audit committee which held two meetings during 1996. The audit committee is composed of two non-employee directors, Messrs. Smith and Rohrkemper, and Mr. Pomeroy, Chairman of the Board, President and Chief Executive Officer. The audit committee consults with the independent auditors regarding their examination of the financial statements of the Company and regarding the adequacy of internal controls. It reports to the Board of Directors on these matters and recommends the independent auditors to be designated for the ensuing year.

              The Company has a standing compensation committee which held  one meeting during 1996. The compensation committee is composed of two non-employee directors, Messrs. Smith and Rohrkemper, and Mr. Pomeroy. This committee reviews the compensation paid by the Company and makes recommendations on these matters to the Board of Directors.

              The Company has a standing stock option committee which held  one meeting during 1996. The stock option committee consists of Messrs. Rosenthal, Rohrkemper and Smith. This committee administers the 1992 Non-Qualified and Incentive Stock Option Plan.

              The Company  does  not  have  a  standing nominating  committee or committee performing a similar function.

              Each director who is not an  employee of the Company, except  for
            Messrs. Smith and Waters, receives a quarterly retainer of Two Thousand Dollars ($2,000) plus Five Hundred Dollars ($500) for each Board of Directors meeting attended (including as part of each such meeting any committee meetings held on the same date), and Five Hundred Dollars ($500) for any committee meetings attended which were not held on the same date as a Board of Directors meeting. Beginning with the fourth quarter of fiscal 1993, the amount earned by such directors is automatically deposited by the Company, on a quarterly basis, into a broker account established for each such Director unless the Director requests receipt of the cash instead. The broker is directed to utilize the funds deposited for each Director to purchase shares of Common Stock of the Company on the open market. Mr. Smith's law firm, Lindhorst & Dreidame Co., L.P.A., is compensated for his time in attendance at Directors' Meetings based on his hourly rate. Mr. Waters is paid a monthly consulting fee of $1,500 in lieu of the quarterly retainer and the fee for meetings attended and for providing consulting.

                                   EXECUTIVE COMPENSATION
                            REPORT OF THE COMPENSATION COMMITTEE

              The Compensation Committee of the Board of Directors is  composed of two (2) nonemployee directors, Messrs. Rohrkemper and Smith, and Mr. Pomeroy, Chairman of the Board, President and Chief Executive Officer. The Committee is responsible for the establishment and oversight of the Company's Executive Compensation Program. This program is designed to meet the objectives of attracting, retaining and motivating executive employees and providing a balance of short term and long term incentives that recognize individual contributions from an executive and the overall operating and financial results of the Company. The Committee reviews Executive Compensation on a regular basis and compares the competitiveness of the Company's executive compensation and corporate performance with other corporations comparable to the Company. The committee believes that the significant equity interest in the Company held by the Company's management aligns the interests of the stockholders and management. Through the programs adopted by the Company a significant portion of Executive Compensation is linked to individual and corporate performance and stock price appreciation.

              The Committee  believes  that  the  Company's  current  executive compensation program  has been  designed and  is administered  in a manner consistent with these objectives. The Committee also intends that compensation under the various programs will generally meet the requirements to be deductible under the Internal Revenue Code's $1 million compensation limit.

              The  basic  elements  of  the  Company's  Executive  Compensation
            Program consist primarily of base salary, potential for annual cash opportunities and stock options. The Committee believes that incentives play an important role in motivating executive performance and attempts to reward achievement of both short and long term goals. However, the emphasis on using stock options as a long term incentive is intended to insure a proper balance in the achievement of long term business objectives which ties a significant portion of the executive's compensation to factors which impact on the performance of the Company's stock.

              Compensation opportunities must be adequate to enable the Company to compete effectively in the labor market for qualified executives. The elements of the Executive Compensation Program are designed to meet these demands, and at the same time encourage increases in stockholder value.

                                       Base Salaries

              Base  salaries  for  executives   are  initially  determined   by
            evaluating the duties and responsibilities of the position to be held by the individual, experience and the competitive marketplace for executive talent. The Company has entered into Employment Agreements that establish salaries for certain executive officers. Salaries for executive officers are reviewed periodically and may be set at higher levels if the Company concludes that is appropriate in light of that particular individual's responsibilities, experience and performance.

                                    Annual Cash Bonuses

              The Company's  executives and  other  employees are  eligible  to receive annual cash awards or bonuses at the discretion of the Committee with the approval of the Board of Directors. In determining whether such discretionary awards should be made, the Committee considers corporate performance measured by financial and operating results including income, return on assets and management of expenses and costs.

                            Chief Executive Officer Compensation

            Mr. Pomeroy served as Chairman of the Board and Chief Executive Officer throughout fiscal 1996. Mr. Pomeroy's compensation, which includes an annual salary, bonuses and stock options, was determined in accordance with the terms of the Fifth Amendment to his Employment Agreement. The Fifth Amendment, which established the performance criteria for fiscal 1996, was adopted by the Compensation Committee in December 1995.

            Submitted by the Compensation Committee:
               James H. Smith, III
               Michael E. Rohrkemper
               David B. Pomeroy, II

                Compensation Committee Interlocks and Insider Participation

              In fiscal 1996, the Compensation Committee consisted of David  B.
            Pomeroy, II, James H. Smith, III and Michael E. Rohrkemper. Mr. Pomeroy is the Chief Executive Officer of the Company.

            In  September   1995,   Pomeroy   Investments,   LLC   ("Pomeroy
            Investments"), a Kentucky limited liability company controlled by David B. Pomeroy, II, acquired from Paul Hemmer & Associates, III (the "Seller") approximately 11.5 acres of property at AirPark International in Boone County, Kentucky, and contracted with Paul Hemmer Construction Company, an affiliate of the Seller, for the construction of a new headquarters and distribution facility on the site. In addition, under the purchase agreement with the Seller, Pomeroy Investments was granted an option to purchase the contiguous 15.56 acres of land at any time during the three (3) years following completion of the construction project, subject to certain extensions and related rights. Pomeroy Investments has entered into a ten year triple-net lease with the Company (subject to an option to extend the term for two consecutive five year periods) for the new headquarters for an initial annual base rent of $7.50 per square foot for approximately 36,000 square feet of office use, $3.50 per square foot for approximately 88,084 square feet of service, sales and distribution use, and $1.50 per square foot for approximately 3,333 square feet of storage (calculated on a weighted average basis). The total base rent to be paid by the Company under the lease for all types of uses is $583,294 per year (plus pass-through costs such as taxes and insurance). These terms were determined on the basis of a fair market rental opinion given to the Company by West Shell Commercial, dated April 24, 1995.

              The Company intends to expand its existing distribution center to include a new depot repair facility that will replace the Company's existing depot repair facility. Pomeroy Investments exercised its option to purchase 4.32 acres of the land described above and to finance, purchase and own the land and improvements necessary to accommodate the new depot repair facility. The estimated cost of the additional land and improvements is expected to be $1.8 million. The Company will lease the additional space from Pomeroy Investments at an annual base rent no less favorable to the Company than can be obtained from unaffiliated third parties. The expansion of the existing distribution center to accommodate the new depot repair facility is expected to be completed in the fourth quarter of 1997.

              The Company  from  time to  time  has made  advances  to  Pomeroy
            Investments to satisfy Pomeroy Investments' working capital needs. In July 1996, the Company made two advances to Pomeroy Investments in the amounts of $100,000 and $150,000, respectively. In September and October 1996, the Company made two additional advances in the amounts of $20,000 and $25,000, respectively. The largest amount of advances outstanding at any time during fiscal 1996 was $295,000. No interest was charged on the advanced funds, which were repaid in full on December 20, 1996.

              On  April  29,  1996,  the  Company  entered  into  a  settlement agreement with Vanstar (the "Settlement Agreement"). Pursuant to the Settlement Agreement, the Company agreed to pay to Vanstar $3.3 million consisting of $1.65 million in cash and a promissory note in the amount of $1.65 million (the "Vanstar Note"). The Vanstar Note was due on August 27, 1996 and bore interest at 8.0% per annum.

              The Vanstar Note  was secured by  a pledge of  100,000 shares  of
            Common Stock owned by Mr. Pomeroy (the "Pledge"). In consideration of the Pledge, the Company agreed to indemnify Mr. Pomeroy against any loss, including attorneys' fees suffered by Mr. Pomeroy in connection with the Pledge. Also in connection with the Settlement Agreement the Company incurred approximately $0.4 million of legal fees, which included the defense of the Company and Mr. and Mrs. Pomeroy.

              All agreements between the Company and Vanstar were terminated as of the effective date of the Settlement Agreement. In partial consideration of the Settlement Agreement, Vanstar agreed to release Mr. and Mrs. Pomeroy from their personal guarantees of certain obligations of the Company to Vanstar. The Company paid the Vanstar Note in full on August 27, 1996 and the Pledge was terminated.

               James H. Smith, a  director of the Company,  is a stockholder in the law firm of Lindhorst & Dreidame Co., L.P.A. Lindhorst & Dreidame Co. serves as general counsel to the Company. The legal services provided by Lindhorst & Dreidame Co. constituted less than 5% of the firm's business in 1996.

                       SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

              The following table is a summary for the fiscal years 1994,  1995 and 1996 of certain information concerning the compensation paid or accrued by the Company to  the Chief Executive Officer  and to each person who was at any time during 1996 an  executive officer of the
            Company and  whose  aggregate salary  and  bonus exceeded  $100,000
            (collectively, the   Named Executive Officers).

                                Summary Compensation Table

                                                                                             Long Term
                                   Annual Compensation                         Compensation Awards
                                                                                Restricted    Stock
       Name and Principal                                      Other Annual    Stock Awards  Options
       Position              Year    Salary (1)    Bonus       Compensation      $ (2)       # (3)
       David B. Pomeroy      1996   $395,000      $499,845           -             -         37,500
       CEO                   1995   $350,000      $329,812           -             -         41,250
                             1994   $300,000      $274,000       $55,540 (4)       -            -

       Stephen E. Pomeroy    1996   $100,000      $100,000       $21,762 (5)       -         19,500
       CFO

       Richard C. Mills      1996   $156,967       $10,000       $56,220 (6)       -         36,000
       COO                   1995   $137,875       $62,205           -             -            -
                             1994   $129,000           -             -             -            -

       James C. Eck          1996   $150,000       $75,000       $17,400 (7)       -            -
       Vice President of
       Sales and Services

       Edwin S. Weinstein    1996   $110,000       $25,000       $14,500 (5)     $20,000      6,000
       Vice President of     1995   $109,500       $25,000       $21,500 (8)     $20,000        -
       Finance, Treasurer,   1994    $98,000        $4,000           -           $20,000        -
       and Secretary

       (1) Includes amounts deferred at the direction of the executive officer pursuant to the Company's 401(k) Retirement Plan.
       (2) At January 5, 1997 a total of 5,851 restricted shares were held with an aggregate value of approximately $205,000. Dividends, if any, are payable on all issued and outstanding shares of Common Stock including shares of restricted stock.
       (3) Adjusted for three-for-two stock split effected as a stock dividend on October 4, 1996.
       (4) Includes $25,000 for personal guarantee of the Datago Agreement with Vanstar and $14,787 for reimbursement of automobile expenses. Other amounts individually were less than 25% of the total perquisites and other benefits reported for Mr. Pomeroy.
       (5) Represents amounts accrued pursuant to deferred compensation agreements.
       (6) Includes $48,220 for commissions related to monthly sales goals and $8,000 accrued pursuant to deferred compensation agreements.
       (7) Represents commissions related to monthly sales goals.
       (8) Represents reimbursement for taxes related to stock awards incurred because the stock awards resulted in immediate taxation.

                             Option Grants in Last Fiscal Year

              The following table sets forth certain information concerning the grant of options to purchase Common Stock to  any of the Named
            Executive Officers during fiscal year 1996.

                                    Number of   Percent of                    Potential Realizable Value at
                                    Shares of     Total                       Assumed Annual Rates of Stock
                                     Common      Options    Exercise        Price Appreciation for Option Term
                                      Stock     Granted to  or Base
                                    Underlying  Employees    Price  Expiration
                                    Options     in Fiscal   ($/Sh)     Date       5%         10%
                                    Granted (1)    Year
             David B. Pomeroy, II      37,500     16.7%     $8.33     1/6/01    $86,000    $191,000

             Stephen E. Pomeroy         4,500      2.0%     $8.33     1/6/98     $4,000      $8,000
                                       15,000      6.7%     $8.50    8/15/98    $13,000     $27,000
             Richard C. Mills           6,000      2.7%     $8.33     1/6/98    $5,000      $11,000
                                       30,000     13.4%     $9.50    6/26/98   $29,000      $60,000

             Edwin S. Weinstein         6,000      2.7%     $8.33     1/6/98    $5,000      $11,000

            (1) The number of shares underlying the options was adjusted for the three-for-two stock split effected as a stock dividend on October 4, 1996.

                    Aggregate Stock Option Exercises In Last Fiscal Year
                              and Year-End Stock Option Values

              The following table sets forth information concerning  aggregated option exercises in fiscal year 1996 and the number and value of unexercised options held by each of the Named Executive Officers at January 5, 1997.

                                                                Number of
                                                               Securities          Value of
                                                               Underlying         Unexercised
                                                               Unexercised       In-the-Money
                                                               Options at         Options at
                                                              January 5, 1997    January 5, 1997
                                       Shares                        (#)             ($)
                                      Acquired      Value       Exercisable/     Exercisable/
               Name                on Exercise(#) Realized($)   Unexercisable    Unexercisable
               David B. Pomeroy, II        -          -         78,750/0         $2,196,787/$0

               Stephen E. Pomeroy          -          -         27,750/0           $756,847/$0

               Richard C. Mills         12,000    $177,750      89,497/0         $2,557,591/$0

               Edwin S. Weinstein        3,575     $56,235       6,000/0          $160,020/$0

                                   Employment Agreements

              David B.  Pomeroy,  II,  the Chairman  of  the  Board  and  Chief
            Executive Officer of the Company, has an employment agreement with the Company for a term of three years, which is extended on a daily basis resulting in a perpetual three year term.

              Effective January  6,  1997, Mr.  Pomeroy  entered into  a  Sixth
            Amendment to the Employment Agreement with the Company (the "Sixth Amendment"). Mr. Pomeroy's compensation under the Sixth Amendment will consist of a base salary of $395,000 for fiscal 1997 and each subsequent fiscal year unless modified by the Compensation Committee. Under the Sixth Amendment Mr. Pomeroy is also entitled to a bonus of up to a maximum of $720,000 in fiscal 1997 and each subsequent fiscal year based upon the Company's operating income. Mr. Pomeroy may also be paid a discretionary bonus under any compensation, benefit or management incentive plan. Fifty percent of any discretionary bonus will be paid in cash and fifty percent will be treated as incentive deferred compensation.

              Under the  Sixth Amendment  the Company  has  agreed to  pay  all premiums for a term life insurance policy with a death benefit equal to $3,000,000 insuring the life of Mr. Pomeroy. The owner and beneficiary of this term life insurance policy is a trust established by Mr. Pomeroy. The Company and the trust entered into a split dollar arrangement whereunder the Company will pay all premiums on a whole life insurance policy with a death benefit equal to $1,000,000 insuring the life of Mr. Pomeroy, less the reportable economic benefit to the trust.

              Under the Sixth Amendment Mr. Pomeroy was also granted an  option to acquire 25,000 shares of Common Stock at a per share price equal to the fair market value of a share of Common Stock on January 3, 1997. In connection with the Sixth Amendment, Mr. Pomeroy and the Company also entered into a registration rights agreement which entitles Mr. Pomeroy to demand and piggy back registration rights in the event of a change in control of the Company. Also, upon the occurrence of a change in control (as defined in the Sixth Amendment to the Employment Agreement), Mr. Pomeroy is entitled to receive (a) through the date of termination of his employment and thereafter for the balance of the three (3) year term of the Agreement, his full base salary, bonus and all other amounts under any compensation plan or program of the Company (other than the amounts referred to in (b) below) at the time such payments are due and to continue participation in all medical, life and other employee welfare benefit plans in which Mr. Pomeroy was entitled to participate immediately prior to the date of termination (or substantially similar benefits if a continued participation is not possible under such plans and programs) and (b) a lump sum payment equal to the present value of his benefits under the supplemental compensation agreement based upon a 100% vesting percentage.

              Mr. Weinstein  has  an  employment  agreement  with  the  Company effective February 13, 1992. The initial term of Mr. Weinstein's agreement continued until December 31, 1994, but the agreement is extended annually for additional one-year periods unless either party gives 60 days written notice of termination. The agreement provides for a stated base salary and a discretionary bonus to be determined by the Board of Directors.

              Mr. Mills has an employment agreement with the Company  effective
            January 1, 1993. The term of Mr. Mills' agreement is three years and is extended annually for additional one-year periods unless either party gives 60 days written notice of termination. The agreement provides for a stated base salary and a discretionary bonus to be determined by the Board of Directors.

               Mr. Eck has  an employment agreement  with the Company extending from September 18, 1995 to January 5, 1999, which is extended annually for successive one-year periods unless either party gives 30 days written notice of termination. Mr. Eck's compensation under the agreement consists of a base salary, which may be adjusted annually based on the achievement of certain economic goals, annual and quarterly bonuses, monthly commissions based on gross sales, and stock options. The amount of any annual bonuses are determined on the basis of attainment of certain economic goals, and are to be paid 50% in cash and 50% as incentive deferred compensation.

               Mr. Stephen E. Pomeroy has an employment agreement with the
            Company which extends to December 31,1999, and thereafter may be extended on a daily basis unless either party gives 60 days written notice of termination (or three days written notice if the Company terminates Mr. Pomeroy's employment for cause). Mr. Pomeroy's compensation under the agreement consists of a base salary at a rate of $100,000 for fiscal 1996 and an annual bonus, to be negotiated annually. Mr. Pomeroy's base salary will increase to $115,000 for fiscal 1997 and is subject to increases in subsequent fiscal years at the discretion of the Board of Directors. The amount of any annual bonus will be paid 50% in cash and 50% as incentive deferred compensation.

                                     PERFORMANCE GRAPH

               The following Performance Graph compares the percentage of the cumulative total stockholder return on the Company's common shares with the cumulative total return assuming reinvestment of dividends of (i) the S&P 500 Stock Index and (ii) the NASDAQ Industrial Index.

            EDGAR PRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

               Date     Pomeroy    S&P500       NASDAQ
                                             Industrial
               4/92     100        100          100
               7/92     86.7       101.1         89
               10/92    68.3       103.5        91.8
               1/93     86.7       107.9       107.2
               4/93     90         111.9       105.5
               7/93     90.6       111.6       107.9
               10/93    113.4      113.7       115.4
               1/94     143.3      115.5       119.2
               4/94     150        110.4       115.2
               7/94     123.3      110.1       105.7
               10/94    130        114.6        115
               1/95     126.7      113.8       111.5
               4/95     176.7      124         118.6
               7/95     267.7      134.9       130.9
               10/95    260.4      144.8       145.2
               1/96     176        152.6       142.7
               4/96     209        159.9       151.6
               7/96     233.1      166.1       164.3
               10/96    491.4      170.3       163.8
               1/97     770.1      183.5       164.1


                       CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

                 James  H.  Smith,  III,  a  director  of  the  Company,  is  a shareholder in the law firm of Lindhorst & Dreidame Co. L.P.A., which serves as general counsel to the Company. See ``Compensation Committee Interlocks and Insider Participation''.

              Mr. David B. Pomeroy, II the Chairman of the Board, President and
            Chief Executive Officer of the Company, engaged in certain transactions with the Company in the last fiscal year. See "Compensation Committee Interlocks and Insider Participation".

              Addie W. Rosenthal, the spouse of Dr. Rosenthal, a member of  the
            Board of Directors, serves as Director of Investor Relations for the Company.

              Kenneth R. Waters, a  director of the  Company since April  1997, served as a consultant to the Company from June 1996 through November 1996. Mr. Waters was paid $1,500 per month for his services for a total of $9,000 during the term of the consulting arrangement. In January 1997, the Company retained Mr. Waters to provide additional consulting services to the Company on an on-going basis. Mr. Waters is paid $1,500 per month which also includes his compensation as a member of the Board of Directors.

                SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

            During fiscal 1996, Mr. James C. Eck, Vice President of Sales and Services for the Company, failed to file one Form 4 with respect to the acquisition of 1,000 shares of Common Stock in May 1996, which transaction was subsequently reported on a Form 4 for February 1997.


                                 Proposals for 1998 Meeting

            In order to be eligible for inclusion in the Company's proxy statement for the 1998 annual meeting of stockholders, stockholder proposals must be received by the Company at its principal office, 1020 Petersburg Road, Kentucky 41048, by January 17, 1998.

            By Order of the Board of Directors

            /s/ Edwin S. Weinstein
            _____________________________
            Edwin S. Weinstein, Secretary
            Dated: May 27, 1997

                              POMEROY COMPUTER RESOURCES, INC.

                This Proxy is Solicited On Behalf of The Board of Directors

            The undersigned appoints EDWIN S, WEINSTEIN and CAROL TEUFEL WEINSTEIN as proxies, or either of them, each with power to appoint his or her substitute, to represent and to vote, as designated below, all shares of common stock of POMEROY COMPUTER RESOURCES, INC. held of record by the undersigned on May 12, 1997 at the Annual Meeting of Stockholders to be held on June 25, 1997 and at any adjournments thereof.

            1. Election  Of Directors
               / /FOR all nominees listed below (except as marked to the
            contrary below)

               / /WITHHOLD AUTHORITY to vote for all nominees below
            (Instruction: To withhold authority to vote for any individual nominee strike a line through the nominee's name in the list below.)

               David B. Pomeroy, II; Edwin S. Weinstein; Michael E. Rohrkemper;
            David W. Rosenthal; James H. Smith, III; Kenneth R. Waters.

            2. Approval of the amendment to the Article Fourth of the Certificate of Incorporation of the Company to increase the number
            of   authorized shares of common stock, $0.01 par value, from
            10,000,000 to 15,000,000.

               / / FOR/ /AGAINST     / /ABSTAIN

            3. Approval to increase the number of shares of common stock reserved for issuance under the Company's 1992 Outside Directors'
            Stock     Option Plan from 123,750 shares to 175,000 shares.

                / / FOR    / /AGAINST     / /ABSTAIN

           4. In their discretion, the proxies are authorized to vote upon such other business as may come before the meeting.

            Unless otherwise specified on this proxy, the shares represented by this proxy will be voted ``FOR'' proposals 1, 2, and 3.

            Discretion will be used with respect to such other matters as may properly come before the meeting or any adjournment or adjournments thereof.

            The undersigned hereby acknowledges receipt of the notice of meeting and proxy statement.

               (Signature of Stockholder)

            NUMBER OF SHARES

            Dated:            , 1997

            Please sign exactly as name(s) appears on this proxy card. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title. If a corporation, please sign in the full corporate name by president or other authorized officer. If a partnership, please sign in the partnership name by authorized person.

            PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE.